Exhibit 24.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8, pertaining to the Health Discovery Corporation Gallager Option Agreement to be filed on or about May 5, 2011, of our report dated March 29, 2011 relating to our audit of the financial statements as of and for the year ended December 31, 2010 and 2009 of Health Discovery Corporation, included in its Annual Report on Form 10K filed with the Securities and Exchange Commission., on March 29, 2011.

/s/ Hancock Askew & Co., LLP
Savannah, Georgia
May 5, 2011